EXHIBIT 99.1

MDRNA, Inc. Shareholders Approve Acquisition of Cequent Pharmaceuticals

Name Changed to Marina Biotech, Inc.; Reverse Stock Split Implemented

BOTHELL, WA, July 22, 2010 — MDRNA, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, announced that, at the Company’s Annual Meeting of Shareholders held yesterday, MDRNA shareholders approved the issuance of shares of MDRNA common stock in connection with the proposed acquisition of Cequent Pharmaceuticals, Inc. (Proposal No. 1). MDRNA shareholders also approved an amendment to its Certificate of Incorporation to change the name of the company to Marina Biotech, Inc. (Proposal No. 3).

The Company received “FOR” votes from approximately 92% of the shares voted with respect to a proposal to amend its Certificate of Incorporation to change its capital structure to increase the number of authorized shares of common stock to reach the number of shares required to complete the proposed merger with Cequent Pharmaceuticals, Inc. (Proposal No. 8). However, the Company did not receive the requisite votes for passage of this proposal.

In order to facilitate the completion of the merger, and to provide the Company with the benefits of a reverse stock split described in the Company’s proxy statement for its 2009 annual meeting at which stockholders approved a range of reverse stock splits, the Company filed an amendment to its certificate of incorporation to affect a 1-for-4 reverse split of its common stock. This reverse stock split enables the Company to have enough authorized shares to consummate the merger as planned. Marina Biotech’s common stock will continue trading on The NASDAQ Global Market and will begin trading on a split-adjusted basis at the open of trading on Thursday, July 22, 2010.

“The acquisition of Cequent is a critical cornerstone of our RNAi roll-up strategy,” said J. Michael French, President and CEO of Marina Biotech. “As Marina Biotech, we will have two complementary and proprietary RNAi drug discovery platforms - the tauRNAi and tkRNAi platforms. I expect Marina to continue to build upon the strong scientific reputations of both MDRNA and Cequent and emerge as the preeminent leader in the RNAi therapeutics field.”

“The opportunities for rapid advancement of Cequent’s tkRNAi platform and FAP clinical program have been made significantly stronger by joining forces with MDRNA,” stated Peter Parker, former President and CEO of Cequent Pharmaceuticals and now Director at Marina Biotech. “Combining the companies’ expertise in RNAi drug discovery and development creates a formidable competitor in the market. I believe Marina Biotech will make considerable strides in bringing novel RNAi therapeutics to those patients with critical unmet medical needs.”

“The primary objective of the reverse split was to allow us to issue additional shares for the shareholder approved acquisition of Cequent,” said Peter Garcia, Chief Financial Officer of Marina Biotech. “With the acquisition of Cequent and its emerging product portfolio, we are confident that Marina will create substantial value for our shareholders.”

Details of the Reverse Split

At the effective time of the reverse stock split, every 4 shares of pre-split common stock will automatically be reclassified as and converted into 1 share of post-split common stock. As a result of the reverse split, the number of shares of outstanding common stock prior to the issuance of shares related to the Company’s acquisition of Cequent will be approximately 12.2 million, excluding stock options and unexercised warrants. The reverse stock split will not affect any stockholder’s ownership percentage of the Company’s shares, except to the extent that the reverse stock split would result in any stockholder owning a fractional share, which will be paid in cash proceeds.

NASDAQ will append a “D” to the Company’s ticker symbol to indicate the completion of the reverse split for a 20 trading-day period following the reverse split, after which the ticker symbol will revert to “MRNA”. In addition, shares of Marina Biotech’s common stock will also trade under a new CUSIP number effective July 22, 2010.

Details of the Acquisition of Cequent

The Company issued approximately 9.9 million shares to Cequent shareholders in connection with the merger. The number of shares of outstanding common stock after the issuance of shares related to the Company’s acquisition of Cequent will be approximately 22.1 million, excluding stock options and unexercised warrants.

As previously announced, J. Michael French will serve as president, CEO and board member of Marina. The remainder of the Marina board of directors will include James Karis and Gregory Sessler from the MDRNA board and Dr. Chiang Li, Peter Parker, and Dr. Michael Taylor from the Cequent board. One additional independent director to be chosen by the new combined Board shall be Chairman of the Board.

Canaccord Genuity served as financial advisor to MDRNA on this transaction. Pryor Cashman LLP acted as MDRNA’s legal advisor and Edwards Angell Palmer & Dodge LLP acted as Cequent’s legal advisor.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Marina’s pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs - in hepatocellular carcinoma and bladder cancer. Marina’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission under MDRNA Inc.. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 × 316 or

(708) 707-6834

azachary@mckinneychicago.com